SCHEDULE 14A
                                 (Rule 14a-101)
                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant  |X|

Filed by a Party other than the Registrant  |_|

Check the appropriate box:

|X|  Preliminary Proxy Statement            |_|   Confidential, for Use of the
                                                  Commission Only (as permitted
                                                  by Rule 14a-6(e)(2))

|_|  Definitive Proxy Statement

|_|  Definitive Additional Materials

|_|  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

         Meridian Healthcare Growth and Income Fund Limited Partnership
                  (Name of Registrant as Specified In Charter)

       -------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|_|  No fee required.

|X| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: N/A

     (2) Aggregate number of securities to which transaction applies: N/A

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction: $ 50,000,000

     (5) Total fee paid: $ 10,000


|_|  Fee paid previously with preliminary materials: N/A

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: N/A

     (2) Form, Schedule or Registration Statement No.: N/A

     (3) Filing Party: N/A

     (4) Date Filed: N/A

                   MERIDIAN HEALTHCARE GROWTH AND INCOME FUND
                               LIMITED PARTNERSHIP


                             300 East Lombard Street
                                   Suite 1200
                            Baltimore, Maryland 21202
                                 (410) 727-4083
                               Fax (410) 625-2694

                                 March 28, 2005

         Dear Investors:

         Brown Healthcare, Inc. and Meridian Healthcare Investments, Inc. (collectively, the "General Partners"), on behalf of Meridian Healthcare Growth and Income Fund Limited Partnership (the "Fund"), are writing to request your consent to three proposals presented for your consideration. You are being asked to approve (1) the sale of all or substantially all of the real property and other assets owned by each of the seven limited partnerships of which the Fund owns 98.99% of the limited partnership interests, each of which partnerships owns and operates a single skilled nursing facility (each a "Facility" and, collectively, the "Facilities"), (2) the amendment of the Limited Partnership Agreement, and (3) the winding-up, dissolution and liquidation of the Fund.

         Proposal One: Sale of the Facilities. You are being asked to approve the sale of the Facilities, pursuant to the Asset Purchase Agreement dated as of February 11, 2005 (the "Purchase Agreement"), by and among FC Properties VI, LLC, a Delaware limited liability company ("Purchaser"), and Plainfield Meridian Limited Partnership, Caton Manor Meridian Limited Partnership, Frederick Meridian Limited Partnership, Hamilton Meridian Limited Partnership, Randallstown Meridian Limited Partnership, Mooresville Meridian Limited Partnership, and Spencer Meridian Limited Partnership, all Maryland limited partnerships and subsidiaries of the Fund (collectively, the "Seller") and to grant the General Partners the authority to take all other actions necessary or advisable in connection with or relating to the Purchase Agreement (the "Sale").

o We believe that the aggregate gross purchase price for the Facilities of $50,000,000, as provided in the Purchase Agreement, represents an attractive sales price for the Facilities, given due consideration to the financial condition, results of operations, business and prospects of the Fund, and particularly in light of the current economic and regulatory environments.

o The average age of the Fund's Facilities is 27 years. A sale at this time will avoid capital improvements required at the Facilities, which would have an adverse impact on the Fund's ability to maintain or increase distributions to the Investors.

         Proposal Two: Amendment of Limited Partnership Agreement. You are also being asked to approve an amendment of the Agreement of Limited Partnership of the Fund dated as of December 8, 1987 (as amended, supplemented or otherwise modified from time to time, the

"Partnership Agreement") to permit the General Partners to sell all or substantially all of the Fund's assets without first obtaining the consent of the registered holders of assignee units of ownership interests in the Fund if, and solely to the extent that, the Sale is not consummated (the "Amendment").

         While the General Partners intend to complete the Sale, if approved by Investors, it is possible that the Sale will not be concluded due to the inability to satisfy certain conditions of the Purchase Agreement or for other reasons. In that event, the General Partners believe that the Amendment may provide the Fund with greater flexibility in negotiating with subsequent potential purchasers of the Fund's assets, who may otherwise discount their offers to purchase the Facilities because of delays, costs, and uncertainties related to the requirement to seek Investor approval of a sale of all or substantially all of the Fund's assets.

         Proposal Three: Approval of Liquidation. Finally, you are being asked to approve the liquidation, dissolution and winding up of the Fund pursuant to
Article 8 of the Partnership Agreement following the consummation of the Sale (the "Liquidation," and together with the Sale and the Amendment, the "Transaction").

         Assuming approval of the Transaction by the Investors, after consummation of the Sale, the Fund will, in accordance with Article 8 of the Partnership Agreement, liquidate, dissolve and distribute its net assets, if any, to the Fund's Investors. The General Partners presently estimate that such distribution (after establishing the liquidating trust and funding a reserve for certain expenses, and prior to any reduction due to state or local tax withholding) will equal approximately $20.00 per Unit, although the actual amount distributed per Unit will vary depending on factors, including, but not limited to, the actual amounts of the reserve, transaction expenses, prorated expenses, and final terms of the Purchase Agreement. In addition to this distribution, you will receive your pro rata beneficial interest in the liquidating trust to be established by the Fund to facilitate post-closing matters among the parties.

         We have enclosed a Consent Solicitation Statement dated March 28, 2005 (the "Solicitation Statement") and a form for indicating whether or not you wish to grant your consent to any or all of the Proposals (the "Consent Form").

         The record date for determining those Investors entitled to vote on the Proposals has been set by the Administrative General Partner pursuant to the Partnership Agreement as March 1, 2005. As of March 1, 2005, the Fund has 1,540,040 Units issued and outstanding, which are held by 1,601 Investors. Accordingly, Investors holding more than 50% or 770,021 Units must consent to each of the Proposals in order for it to be approved by the Investors.

         The Solicitation Statement contains a complete discussion of the advantages and disadvantages of the Transaction and other aspects of the Proposals under the heading "GENERAL PARTNERS' RECOMMENDATION." After carefully weighing the terms and conditions of the Proposals, as well as alternative courses of action, we have concluded that the Transaction, including the subsequent dissolution, liquidation and winding-up of the Fund is advisable and in the best interests of the Fund and the Investors.

         Therefore, we recommend that you approve all of the Proposals by signing and returning the enclosed Consent Form in the accompanying postage prepaid envelope, by overnight courier or by facsimile to the address or facsimile number below. Your participation is extremely important. Please note that this solicitation will expire at 5:00 p.m., Eastern Standard Time, on April 22, 2005, unless extended by the General Partners in their sole discretion.

         If you have any questions or would like additional copies of the enclosed materials, please feel free to contact Robert Huether, Asset Manager, or Yolanda Harris, Investor Services Coordinator, at 300 East Lombard Street, Suite 1200, Baltimore, Maryland 21202; telephone number (410) 727-4083; facsimile number (410) 625-2694.


                             YOUR VOTE IS IMPORTANT


 Please Sign, Date and Return the Enclosed Consent Form PRIOR TO April 22, 2005

 Sincerely,

 Meridian Healthcare Growth and Income Fund Limited Partnership

 By:  Brown Healthcare, Inc.        By:  Meridian Healthcare Investments, Inc.
 Administrative General Partner     Development General Partner

 By:                                By:

         MERIDIAN HEALTHCARE GROWTH AND INCOME FUND LIMITED PARTNERSHIP


                         CONSENT SOLICITATION STATEMENT


                                  INTRODUCTION

         This Consent Solicitation Statement (this "Solicitation Statement") is being furnished to the registered holders (the "Investors") of assignee units of limited partnership interests ("Units") in Meridian Healthcare Growth and Income Fund Limited Partnership, a Delaware limited partnership (the "Fund"), as of 5:00 P.M. Eastern Standard Time on March 1, 2005 (the "Record Date"), in connection with the solicitation of consents (the "Solicitation"), upon the terms and subject to the conditions described in this Solicitation Statement and the accompanying form of consent (the "Consent Form"), by Brown Healthcare, Inc., a Maryland corporation, (the "Administrative General Partner"), and Meridian Healthcare Investments, Inc., a Maryland corporation, (the "Development General Partner" and together with the Administrative General Partner, the "General Partners"), on behalf of the Fund. Investors are being asked to consent to the following three proposals:

1. The sale of the seven skilled nursing facilities (the "Facilities") owned and operated by the Operating Partnerships (as defined below) and all of the rights in the real property on which the Facilities are located and all of the interests in or rights to use, if any, certain personal property located at the Facilities and/or used primarily in connection with the operation of the Facilities, pursuant to the Asset Purchase Agreement dated as of February 11, 2005 (the "Purchase Agreement"), by and among FC Properties VI, LLC, a Delaware limited liability company ("Purchaser"), and Plainfield Meridian Limited Partnership, Caton Manor Meridian Limited Partnership, Frederick Meridian Limited Partnership, Hamilton Meridian Limited Partnership, Randallstown Meridian Limited Partnership, Mooresville Meridian Limited Partnership, and Spencer Meridian Limited Partnership, all Maryland limited partnerships and subsidiaries of the Fund (each an "Operating Partnership" and, collectively, the "Seller") (the "Sale") and the grant to the General Partners, or any one of them, through their officers, employees, and agents, of the authority to negotiate, execute, and deliver all documents, agreements, instruments, and certificates, and pay all fees, expenses and disbursements, and take any and all other actions as they or any one of them may deem necessary or advisable in connection with or relating to the Sale.

2. The amendment of the Agreement of Limited Partnership of the Fund dated as of December 8, 1987 (as amended, supplemented or otherwise modified from time to time, the "Partnership Agreement") to permit the General Partners to sell all or substantially all of the assets owned by the Operating Partnerships (the "Fund Property") without first obtaining the consent of the Investors if, and solely to the extent that, the Sale is not consummated for any reason (the "Amendment").

3.       The liquidation, dissolution and winding-up of the Fund pursuant to
         Article 8 of the Partnership Agreement following the consummation of the Sale (the "Liquidation," and together with the Sale and the Amendment, the "Transaction").

         The Purchase Agreement (excluding the schedules and exhibits thereto) is attached as Annex I hereto and incorporated herein by reference. The purchase price pursuant to the Purchase Agreement is $50,000,000. Upon consummation of the Sale and the payment of the Escrow Funds to the Escrow Agent (see "DESCRIPTION OF THE TERMS OF THE PURCHASE AGREEMENT -- Escrow Agreement"), the Fund will receive gross aggregate consideration of approximately $48,400,000, as adjusted by the prorations described in the Purchase Agreement, including, but not limited to, proration of taxes, rents and security deposits. After the consummation of the Sale (the "Closing Date"), the Fund will, in accordance with
Article 8 of the Partnership Agreement, dissolve as soon as all financial accounting is complete and, thereafter, the General Partners will commence the liquidation and winding up of the Fund and will file a certificate of cancellation under the Delaware Revised Uniform Limited Partnership Act. The net assets (including net proceeds of the Sale), after establishing a liquidating trust (see "DESCRIPTION OF THE TERMS OF THE PURCHASE AGREEMENT -- Establishment of Liquidating Trust") and funding the reserve for payment of expenses relating to the business of the Fund and the ownership, operation, management and maintenance of the Facilities prior to closing and payment of prorated expenses and the transaction expenses, will be distributed to the Partners and the Investors in accordance with Section 4.4 of the Partnership Agreement in proportion to their respective Capital Accounts. The General Partners presently estimate that the net cash proceeds from the Sale (after payment of the Escrow Funds to the Escrow Agent, taking into account the establishment of the Liquidating Trust and creation of a reserve for payment of unassumed liabilities and obligations relating to the business of the Fund and the ownership, management, operation and maintenance of the Facilities prior to the Closing, and the payment of transaction expenses and prorated expenses) will be approximately $31,000,000, or approximately $20.00 per Unit (depending on the actual amount of such reserve and expenses) prior to any reduction due to state or local tax withholding. There can, however, be no assurances that this will be the actual amount distributed to Investors because such reserves have not yet been established and the amount of expenses of consummating the Transaction is not final. To date, based on the first admission date, the Fund has distributed approximately $34.00 per Unit from operations, cash reserves and refinancing proceeds. Consequently the General Partners believe that, from inception of the investment to the closing of the Sale of the Facilities, an Investor who originally invested $25.00 per Unit should receive total cash distributions of approximately $54.00 per Unit. (See "LIQUIDATION OF PARTNERSHIP; DISTRIBUTION OF PROCEEDS.")

         The General Partners intend to consummate the Sale pursuant to the terms and conditions of the Purchase Agreement if the Investors approve the Sale. However, the General Partners are also recommending that the Investors approve the Amendment, to permit the General Partners to sell all or substantially all of the Fund Property in the future without first obtaining the consent of Investors, in the event, and solely to the extent that, the Sale is not consummated for any reason. In that event, the General Partners believe that the Amendment may provide the Fund with greater flexibility in negotiating with subsequent potential purchasers of the Fund's assets, who may otherwise discount their offers to purchase the Facilities because of delays, costs, and uncertainties related to the requirement to seek Investor approval of a sale of all or substantially all of the Fund's assets.

         The vote required to approve the Sale, Amendment and Liquidation will require the consent of Investors owning more than 50% of the outstanding Units, which is not less than the minimum vote that would be necessary to authorize or take such action at a meeting at which all Investors entitled to vote thereon were present.

         This Solicitation Statement and the enclosed Consent Form are first being mailed to Investors on or about March 28, 2005.

         This Solicitation Statement, including the Purchase Agreement (excluding schedules and exhibits) attached hereto as Annex I and the Amendment attached hereto as Annex II and incorporated herein by reference, contain important information that should be read before any decision is made with respect to the Transaction. All summaries and other information in this Solicitation Statement are qualified in their entirety by reference to the Purchase Agreement attached hereto as Annex I (excluding schedules and exhibits) and the Amendment attached hereto as Annex II, as applicable. Investors are urged also to read the full text of the Purchase Agreement and the Amendment in their entirety.

         THE GENERAL PARTNERS RECOMMEND THAT INVESTORS CONSENT TO ALL OF THE PROPOSALS.

         THIS SOLICITATION OF CONSENTS WILL EXPIRE AT 5:00 P.M., EASTERN STANDARD TIME, ON APRIL 22, 2005 (THE "EXPIRATION DATE"), UNLESS EXTENDED BY THE GENERAL PARTNERS IN THEIR SOLE DISCRETION. CONSENT FORMS MAY BE REVOKED AT ANY TIME UNTIL THE EXPIRATION DATE, BUT MAY NOT BE REVOKED THEREAFTER. See "DESCRIPTION OF THE SOLICITATION -- Revocation of Instructions" below.

         Questions and requests for assistance or additional copies of the Solicitation documents may be directed to the Administrative General Partner at the Fund's principal executive office at 300 East Lombard Street, Suite 1200, Baltimore, Maryland 21202, Attention: Robert Huether, Asset Manager or Yolanda Harris; Investor Services Coordinator, Telephone Number: (410) 727-4083; Facsimile Number: (410) 625-2694.

                         DESCRIPTION OF THE SOLICITATION

         Purpose of the Solicitation

         In the accompanying Consent Form, the General Partners on behalf of the Fund are soliciting consents from Investors for the purpose of approving the proposed Sale, Amendment and Liquidation. See "DESCRIPTION OF THE TERMS OF THE PURCHASE AGREEMENT," "DESCRIPTION OF THE SALE," "THE AMENDMENT" and "USE OF PROCEEDS."

         The cost of preparing, assembling, printing and mailing this Solicitation Statement and the enclosed Consent Form, and the cost of soliciting Consent Forms, will be borne by the Fund. Solicitation of the Consent Forms will be made initially by mail. In addition to solicitation by mail, Consent Forms may also be solicited, on behalf of the Fund, in person, by telephone or by facsimile by directors, officers or other regular employees of any General Partner. No additional compensation will be paid to directors, officers or other regular employees of such General Partner for such services.

         Expiration Date; Extension; Amendment

         This Solicitation Statement is furnished in connection with the solicitation of Consent Forms by the General Partners, on behalf of the Fund, to the Transaction, as contemplated by the Purchase Agreement. The Solicitation will expire at 5:00 p.m., Eastern Standard Time, on the Expiration Date, unless extended by the General Partners in their sole discretion. The Fund expressly reserves the right, in the sole discretion of the General Partners, (i) to extend the Expiration Date, from time to time, until the Requisite Consents (as defined below) have been obtained, and (ii) to amend, at any time or from time to time, before the Requisite Consents are obtained, any terms of the Solicitation. As promptly as practicable following any such extension or any material amendment to this Solicitation, notice thereof shall be given by the Fund to each Investor in writing.

         Record Date; Requisite Consents

         The Fund has fixed the close of business on March 1, 2005, as the Record Date for determining the Investors entitled to notice of and to consent to the Sale, Amendment and Liquidation. Only Investors on the Record Date or their duly designated proxies may execute and deliver a Consent Form.

         As of the Record Date, there were 1,540,040 Units outstanding held by approximately 1,601 holders of record. Each Investor is entitled to one vote per Unit. In order to consummate the Transaction, the General Partners are seeking the consent of the Investors owning more than 50% of the issued and outstanding Units or 770,021 Units (the "Requisite Consents") to each of the (i) Sale, (ii) Amendment, and (iii) Liquidation. Failure to obtain Investor consent for the Sale will delay the Liquidation, which will not occur until after all of the Facilities and other Fund Property have been sold.

         Consent Procedures

         INVESTORS WHO DESIRE TO CONSENT TO THE TRANSACTION SHOULD DO SO BY MARKING THE "CONSENT" BOX FOR EACH OF THE (A) SALE, (B) AMENDMENT, AND (C) LIQUIDATION, ON THE CONSENT FORM INCLUDED HEREWITH, AND COMPLETING, SIGNING, DATING AND DELIVERING THE CONSENT FORM TO THE FUND BY MAIL IN THE SELF-ADDRESSED, POSTAGE-PAID ENVELOPE ENCLOSED FOR THAT PURPOSE, BY OVERNIGHT COURIER OR BY FACSIMILE AT THE ADDRESS OR FACSIMILE NUMBER SET FORTH ABOVE AND ON THE CONSENT FORM, ALL IN ACCORDANCE WITH THE INSTRUCTIONS CONTAINED HEREIN AND THEREIN.

         All Consent Forms that are properly completed, signed and delivered to the Fund and not properly revoked (See "DESCRIPTION OF THE SOLICITATION -- Revocation of Instructions" below) prior to the Expiration Date, will be given effect in accordance with the specifications thereof. IF A CONSENT FORM IS DELIVERED AND NONE OF THE "CONSENT," "DOES NOT CONSENT" OR "ABSTAIN" BOXES ARE MARKED WITH RESPECT TO ANY OF THE (A) SALE, (B) AMENDMENT OR (C) LIQUIDATION, BUT THE CONSENT FORM IS OTHERWISE PROPERLY COMPLETED AND SIGNED, THE UNITHOLDER WILL BE DEEMED TO HAVE CONSENTED TO THE MATTER TO WHICH SUCH NON-VOTE RELATES.

         Consent Forms must be executed in the same manner as the name(s) in which ownership of the Units is registered. If the Units to which a Consent Form relates are held by two or more joint holders, all such holders must sign the Consent Form. If a Consent Form is signed by a trustee, partner, manager, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or other person acting in a fiduciary, agency or representative capacity, such person must so indicate when signing and must submit with the Consent Form evidence satisfactory to the Fund of authority to execute the Consent Form.

         The execution and delivery of a Consent Form will not affect an Investor's right to sell or transfer the Units (subject to Article VII and other applicable provisions of the Partnership Agreement and the requirements of Federal and applicable state securities laws). All Consent Forms received by the Fund (and not properly revoked) prior to the Expiration Date will be effective notwithstanding a record transfer of such Units subsequent to the Record Date, unless the Investor revokes such Consent Form prior to 5:00 p.m., Eastern Standard Time, on the Expiration Date by following the procedures set forth under the heading "DESCRIPTION OF THE SOLICITATION -- Revocation of Instructions" below.

         All questions as to the validity, form and eligibility (including time of receipt) of a Consent Form, consent procedures, interpretations of the terms and conditions of this Solicitation, and any other applicable matter will be determined by the General Partners in their sole discretion, which determination will be conclusive and binding on the Investors. The Administrative General Partner, in its sole discretion, on behalf of the Fund, reserves the right to reject any or all Consent Forms that are not properly executed, dated or are otherwise not in proper form, and such rejected Consent Forms will not be counted as a vote on any matter presented to the Investors. The Administrative General Partner, in its sole discretion, on behalf of the Fund, also reserves the right to waive any delivery defects or irregularities or conditions as to applicable Consent Forms and upon such waiver to count such Consent Forms in connection with the matters presented to a vote of Investors. Unless waived by the Administrative General Partner, in its sole discretion, the delivery of any Consent Form that is the subject of a delivery defect or irregularity or failure of a delivery condition will not be deemed to have been made until and unless all such defects, irregularities or failed conditions have been cured by the applicable Investor prior to the Expiration Time, however, none of the General Partners, any of their respective affiliates or any other persons shall be under any duty to give any notification of any such defects, irregularities or failed conditions, or waivers thereof, to the applicable Investor, nor shall any of them incur any liability for failure to give such notification.

         Revocation of Instructions

         Any Investor who has delivered a Consent Form to the Fund may revoke any voting instructions set forth in such Consent Form by delivering to the Administrative General Partner a written notice of revocation prior to 5:00 p.m., Eastern Standard Time, on the Expiration Date. In order to be effective, a notice of revocation of any voting instructions set forth in a Consent Form must
(a) contain the name of the Investor who delivered the Consent Form, (b) be in the form of a subsequent Consent Form with such Investor's voting choice as to each matter submitted to a vote of Investors clearly marked either as "CONSENT" or "DOES NOT CONSENT" or "ABSTAIN", as the case may be, (c) be signed by the Investor thereof in the same manner as such Investor's signature appears on the records of the Fund, (d) bear a date that is later than the date of the Consent Form that is being revoked, and (e) be received by the Administrative General Partner prior to 5:00 p.m. Eastern Standard Time, on the Expiration Date at its address set forth on the Consent Form. A purported notice of revocation that lacks any of the required information, is dispatched or delivered to an improper address or is not received in a timely manner will not be effective to revoke the voting instructions set forth in a Consent Form previously given. A revocation of the voting instructions set forth in a Consent Form can only be accomplished in accordance with the foregoing procedures. NO INVESTOR MAY REVOKE THE VOTING INSTRUCTIONS SET FORTH IN A CONSENT FORM AFTER 5:00 P.M., EASTERN STANDARD TIME, ON THE EXPIRATION DATE.

         No Dissenting Investors' Rights

         Under the Delaware Revised Uniform Limited Partnership Act and under the Partnership Agreement, Investors do not have dissenter's appraisal rights in connection with the Sale.


                          INTERESTS OF CERTAIN PERSONS

         The terms of the Sale were determined through arm's length negotiations between the General Partners, the Seller and the Purchaser, as applicable. In considering the recommendations of the General Partners in favor of the Transaction you should be aware that an affiliate of the Development General Partner is currently the manager of the Facilities and the Purchaser and Seller have agreed that Purchaser will negotiate with such affiliate for the purpose of entering into contracts pursuant to which the affiliate or another affiliate of the Development General Partner will manage the Facilities for Purchaser following the Closing. In addition, if the Transaction is completed and the Liquidating Trust created, the Administrative General Partner will administer the Liquidating Trust without profit.


                          DESCRIPTION OF THE FACILITIES

         The Fund owns a 98.99% limited partner interest in each of seven limited partnerships (each an "Operating Partnership" and, collectively, the "Operating Partnerships"). The Administrative General Partner and the Development General Partner each own 0.505% general partner interests in each of the Operating Partnerships. Each of the Operating Partnerships owns and operates a single skilled nursing facility (each a "Facility" and collectively, the "Facilities"). Summary characteristics of the Facilities are described below.

o Caton Manor. Caton Manor is owned by Caton Manor Meridian Limited Partnership and located at 3330 Wilkins Avenue in Baltimore City, Maryland. Caton Manor is a 168-bed skilled nursing facility located on 0.92 acres, constructed in 1972, consisting of an "L" shaped four-story plus basement masonry structure containing a total of 48,660 square feet. All 168 beds are comprehensive care beds and are all Medicare-certified. All rooms are semi-private.

o College View. College View is owned by Frederick Meridian Limited Partnership and located at 700 Toll House Avenue in Frederick, Maryland. College View is a 137-bed skilled nursing facility located on 1.13 acres, originally constructed in 1966, consisting of a two-story plus partial basement masonry structure, the second floor was added in 1968, containing a total of 52,661 square feet. All 137 beds are comprehensive care beds and all are Medicare-certified.

o Hamilton Center. Hamilton Center is owned by Hamilton Meridian Limited Partnership and located at 6040 Harford Road in Baltimore City, Maryland. Hamilton Center is a 104-bed skilled nursing facility located on 1.06 acres, constructed in 1972, consisting of a "T" shaped two-story plus partial basement masonry structure containing 22,082 square feet. All 104 beds are comprehensive care beds and all are Medicare-certified. The facility contains two private rooms, 15 semi-private rooms, 4 three-person rooms and 15 four-person rooms.

o Mooresville Center. Mooresville Center is owned by Mooresville Meridian Limited Partnership and located at 550 Glenwood Road in Mooresville, North Carolina. Mooresville Center is a 160-bed skilled nursing facility located on 11.38 acres, originally constructed with 100 beds in 1988 with a 60-bed addition completed in 1992 consisting of a one-story slab on grade building containing a total of 47,657 square feet. Mooresville Center contains 130 beds for skilled care and intermediate care residents, all of which are Medicare-certified. The facility also contains 30 beds in the Home for the Aged wing. There are 8 private rooms and 76 semi-private rooms.

o Randallstown Center. Randallstown Center is owned by Randallstown Meridian Limited Partnership and located at 9109 Liberty Road in Randallstown, Maryland. Randallstown Center is a 215-bed skilled nursing facility located on 2.83 acres, constructed in 1971 consisting of a rectangular-shaped two-story plus partial basement masonry structure containing a total of 72,780 square feet. All 215 beds are comprehensive care beds and all are Medicare-certified; however, on December 29, 2004, Randallstown Center requested the temporary de-licensure of 45 comprehensive care beds for a period of up to 12 months. The facility contains 23 private rooms and 96 semi-private rooms.

o Salisbury Center. Salisbury Center is owned by Spencer Meridian Limited Partnership and located at 710 Julian Road in Salisbury, North Carolina. Salisbury Center is a 180-bed skilled nursing facility located on 6.02 acres, originally constructed with 120 beds in 1988 with a 60-bed addition completed in 1991 consisting of a one-story slab on grade building containing a total of 50,500 square feet. Salisbury Center contains 160 beds for skilled care and intermediate care residents, all of which are Medicare-certified. The facility also contains 20 beds in the Home for the Aged wing. There are 16 private rooms and 82 semi-private rooms.

o The Woodlands. The Woodlands is owned by Plainfield Meridian Limited Partnership and located at 1400 Woodland Avenue in Plainfield, New Jersey. The Woodlands is a 140-bed skilled nursing facility located on 6.52 acres, constructed in 1989 consisting of a two-story slab on grade building containing a total of 54,000 square feet. The Woodlands contains 120 comprehensive care beds, all of which are Medicare-certified, and 20 residential care beds. There are 12 private rooms, 46 semi-private rooms, and 9 four-bed rooms.


               DESCRIPTION OF THE TERMS OF THE PURCHASE AGREEMENT

         Parties to the Purchase Agreement

         The Purchase Agreement has been entered into between FC Properties VI, LLC ("Purchaser") and Plainfield Meridian Limited Partnership, Caton Manor Meridian Limited Partnership, Frederick Meridian Limited Partnership, Hamilton Meridian Limited Partnership, Randallstown Meridian Limited Partnership, Mooresville Meridian Limited Partnership and Spencer Meridian Limited Partnership, all Maryland limited partnerships and subsidiaries of the Fund (collectively, "Seller"). Pursuant to the Purchase Agreement, the Seller has agreed to sell all of its rights in the real property on which the Facilities are located (the "Real Property") and all of its interests in or rights to use, if any, the equipment, furniture, furnishings, fixtures, inventory, vehicles, if any, patient records and reports, certain contracts, certain trade names, trademarks, software and other intangible property, all bank accounts, cash, cash equivalents, securities and accounts receivable (including third party settlements), prepaid accounts, workers' compensation receivables and dividends, real estate and insurance escrows, and tangible personal property owned and or/leased by Seller and located at the Facilities and/or used primarily in connection with the operation of the Facilities (with the exception of certain excluded assets as set forth in the Purchase Agreement) (the "Personal Property") to Purchaser. The summary contained in this Solicitation Statement is qualified in its entirety by reference to the Purchase Agreement, which is attached as Annex I hereto and is incorporated herein by reference, which the Investors should read in its entirety.

         The Fund is a Delaware limited partnership with its principal executive office at 300 East Lombard Street, Suite 1200, Baltimore, Maryland 21202; Telephone Number (410) 727-4083. For a description of the Fund and the Facilities, see the Fund's Annual Report on Form 10-K for the fiscal year ended December 31, 2003 (the "Fund's 10-K") and Quarterly Report on Form 10-Q for the period ended September 30, 2004 (the "Fund's 10-Q"), copies of which are being mailed to Investors together with this Solicitation Statement and are incorporated herein by reference.

         Purchaser is a Delaware limited liability company with its principal executive office at 1035 Powers Place, Alpharetta, GA 30004; Telephone Number
(770) 754-9660.

         Properties and Assets Being Transferred

         The Purchase Agreement provides that at the closing of the Sale (the "Closing"), the Seller will convey, transfer and assign to the Purchaser all of the Real Property and all of the Personal Property.

         Purchase Price

         The gross aggregate purchase price for the Facilities is approximately $50,000,000, plus the payment of the Operating Partnerships' net working capital, as provided in the Purchase Agreement (the "Net Working Capital"), which will be paid at the Closing (collectively, the "Purchase Price"). Taxes, rents, security deposits and other proratable items for each of the Facilities will be prorated between the Purchaser and the Seller. The Seller has agreed to pay fifty percent (50%) of any escrow or closing charges of the title company, other than abstracting costs and the premiums for the title policy, which shall be paid by the Purchaser. Purchaser has agreed to pay all other costs related to title insurance, surveys and recording fees, due diligence reports, sales taxes and transfer taxes.

         Assumption of Liabilities and Obligations of the Seller

         At the Closing, Purchaser will cause its designee to assume all of the Seller's obligations under certain contracts and leases as set forth in the Purchase Agreement and the obligation to pay to the Seller the Net Working Capital, as set forth in the Purchase Agreement (the "Assumed Liabilities").

         At the Closing, subject to adjustment within fifteen (15) days following the Closing, Seller will provide Purchaser's designee with an accounting of all funds, if any, belonging to patients at the Facilities which are held by Seller in a custodial capacity and an accounting of all advance payments received by it pertaining to patients at the Facilities. At the Closing, subject to adjustment within fifteen (15) days following Closing, Seller will transfer any such funds to a bank account designated by Purchaser and Purchaser will acknowledge receipt of such funds and expressly assume all of Seller's financial and custodial obligations with respect thereto. It is the intent of the parties that as a result of Purchaser's assumption of such obligations, Seller will be relieved of all fiduciary and custodial obligations with respect to such funds and that Purchaser will assume all such obligations and be directly accountable to the patients with respect thereto. Purchaser and Purchaser's designee will indemnify and hold Seller harmless from all liabilities, claims, expenses and demands (including attorney's fees) arising in connection with such funds.

         Prorations

         Seller will receive a credit for any real and personal property taxes and assessments actually paid by the Seller for the period from and after the Closing Date. The Purchaser will receive a credit for any accrued but unpaid real estate taxes and assessments applicable to any period before the Closing Date, even if such taxes are not yet due and payable. Such prorations will be based on the tax year of the municipality in which the Real Property or Personal Property is located. Charges for water, fuel, gas, oil, heat, electricity and other utilities, operating charges and prepaid service contracts, and all other costs and expenses related to ownership and operation of the Real Property and Personal Property shall be prorated at the Closing. All revenues and income, including but not limited to patient rentals, as well as all Medicare and Medicaid reimbursements will be prorated as of the Closing Date, to the extent not included in the calculation of Net Working Capital, as set forth in the Purchase Agreement. All prorations are subject to readjustment sixty (60) days after Closing, after which time all prorations will be final.

         The Fund will reserve and transfer to the Liquidating Trust (as defined below) a certain amount of the proceeds of the Sale for the purposes of satisfying any obligations and liabilities relating to the business of the Fund and the ownership, management, operation and maintenance of the Facilities prior to the Closing. The actual amount of such reserve and expenses will be determined by the General Partners at the Closing. (See "-- Establishment of Liquidating Trust")

         Closing and Conditions to Closing

         The Purchase Agreement provides that the closing of the Sale (the "Closing") will occur on the date which is the last day of the calendar month in which Fund receives the Requisite Consents, but not later than December 31, 2005 (provided that if such date of receipt of the Requisite Consents is less than 10 business days before the end of the calendar month, then the Closing shall be on the last day of the next calendar month), unless extended by mutual agreement by the Seller and the Purchaser.

         Under the Purchase Agreement, the Closing is subject to the satisfaction of certain conditions, including that: (i) the representations and warranties made by the parties in the Purchase Agreement and related documents are true and correct in all material respects at and as of the Closing, and each of the parties shall have performed and complied in all material respects with all covenants required by the Purchase Agreement and related documents to be performed and complied with by such party prior to the Closing; (ii) none of the Facilities shall have suffered substantial damage, destruction or loss that would, according to estimates of third party contractors or insurance adjusters, cost more than 5% of the Purchase Price to repair; (iii) Purchaser or its designee shall have obtained approval for the transfer of all licenses (or the issuance of new licenses in replacement thereof) to operate the Facilities; (iv) no injunction, judgment, order, decree, ruling or charge shall be in effect under applicable law that would prevent the Sale or cause the Sale to be rescinded after Closing, (v) title to the Real Property will be marketable, free of liens, and encumbrances except those expressly allowed pursuant to the Purchase Agreement, (iv) Seller shall have obtained the Requisite Consents; and,
(v) Genesis Eldercare Network Services, Inc. (the "Manager") shall have, contingent upon the closing of the

Sale,waived any rights it might have with respect to purchase of the Real Property and Personal Property whether arising under management agreements with the Seller or otherwise.

 Representations and Warranties; Covenants; Engineering and Environmental Audit

         The Purchase Agreement contains representations and warranties with respect to the Seller and the Facilities which generally are customary in a transaction of this type including, without limitation, representations by the Seller that, subject to the consent of the Investors, it has the authority to enter into the Purchase Agreement and that it has all necessary consents to consummate the Sale (subject to obtaining the Requisite Consents of the Investors as described herein) and that it has good and marketable title to the Real Property. The Seller also has covenanted, among other things, to grant to the Purchaser access to the Real Property and all books, records and reports related to the Facilities (subject to protection of certain proprietary materials) during the period prior to the Closing and to allow the Purchaser to conduct engineering audits and other inspections and investigations of the Real Property and Personal Property. The Purchaser has agreed to indemnify the Seller for all liabilities, costs, claims, losses and damages imposed upon the Seller in connection with such audits and the entry upon the Facilities by the Purchaser's employees, agents and independent contractors.

         The Purchase Agreement may be terminated (a) upon the mutual written consent of the Seller and the Purchaser, (b) by either party if the conditions to its obligations are not satisfied, (c) by either party if it is not then in material breach of the Purchase Agreement and the other party is then in breach of the Purchase Agreement, and such breach remains uncured for more than ten
(10) days after such party has received notice specifying in reasonable detail the nature of such breach from the party seeking to terminate the Purchase Agreement, (d) or by Purchaser upon timely notice following Seller's failure or refusal to cure objections to matters of title, survey or environmental reports as set forth in the Purchase Agreement. In the event of a default by the Seller under the Purchase Agreement, the sole remedies of the Purchaser shall be to pursue such remedies for breach of contract as may be available at law or in equity, subject to the limitations set forth in the Purchase Agreement. In the event of a default by the Purchaser, the Seller is released from its obligation to sell the respective Real Property and Personal Property and is entitled to retain the $1,000,000 earnest money deposit (the "Deposit") paid by the Purchaser at the signing of the Purchase Agreement as liquidated damages.

         Regulatory Requirements

         To the best knowledge of the Fund, other than applicable requirements under the federal securities laws and the Delaware Revised Uniform Limited Partnership Act, there are no federal or state regulatory requirements which must be complied with, nor are there any governmental consents or approvals that must be obtained, in connection with the Transaction, other than requirements relating to (i) the Requisite Consents, (ii) the liquidation and dissolution of the Fund following consummation of the Sale, and (iii) any applicable federal, state, or local requirements to transfer or terminate the licenses and/or provider agreements to operate as a health care facility, certifications to participate in the Medicare and Medicaid programs, and zoning permits. The Fund intends to comply with all requisite regulatory requirements.

         Reserve

         The Fund will reserve and assign to the liquidating trust an estimated amount of the gross proceeds of the Sale for the purpose of satisfying Fund obligations and liabilities relating to the business of the Fund and ownership, management, operation and maintenance of the Facilities prior to the Closing Date and the dissolution and liquidation of the Fund. The actual amount of such reserve and expenses will be determined by the General Partners at or after the Closing.

         Indemnification

         Subject to the limitations set forth in the Purchase Agreement, Seller will, jointly and severally, indemnify, exculpate and hold Purchaser and its partners, directors, officers, employees and agents (collectively, "Purchaser Indemnified Parties") harmless from and against any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including, without limitation, costs of investigation, reasonable attorneys' fees and other legal costs and expenses) ("Purchaser Indemnified Losses") which Purchaser Indemnified Parties may at any time suffer or incur, or become subject to, as a result of or in connection with: (i) any and all financial obligations of Seller with respect to the period prior to the Closing Date and relating to the Real Property, Personal Property, the Facilities or the operation thereof (except as expressly assumed by Purchaser); (ii) any accidents occurring at the Real Property or the Facilities prior to the Closing Date; and, (iii) any material breach or inaccuracy of any of the representations or warranties made by a Seller in or pursuant to the Purchase Agreement. The aggregate liability of the Seller for Purchaser Indemnified Losses and any other obligations of the Purchaser to survive Closing pursuant to the Purchase Agreement will not exceed an amount of Five Hundred Thousand dollars ($500,000) and Seller will only be liable for indemnification pursuant to the Purchase Agreement if the aggregate Purchaser Indemnified Losses and other obligations and liabilities exceed Fifty Thousand Dollars ($50,000). Seller's indemnification obligation will not apply to any physical damage to, or condition of, the Real Property or Personal Property. The Seller's indemnification obligations under the Purchase Agreement will terminate on the first anniversary of the Closing Date.

         Subject to the limitations set forth in the Purchase Agreement, Purchaser will indemnify, exculpate and hold Seller and their respective stockholders, partners, directors, officers, employees and agents (collectively, "Seller Indemnified Parties") harmless from and against any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including, without limitation, costs of investigation, reasonable attorneys' fees and other legal costs and expenses) ("Seller Indemnified Losses") which Seller Indemnified Parties may at any time suffer or incur, or become subject to, as a result of or in connection with: (i) any and all financial obligations relating to the Real Property, the Personal Property, the Facilities or the operation thereof arising or accruing after the Closing Date; (ii) any breach or inaccuracy of any of the representations or warranties made by a Purchaser in or pursuant to the Purchase Agreement, or (iii) any duties, obligations, liabilities, losses or other expenses (including attorney's fees and court costs) arising in any connection with the Facilities, the Real Property, the Personal Property, certain contracts, licenses to operate the Facilities and/or the residents, patients and other occupants of the Facilities during or with respect to the period from and after the Closing. The liability of the Purchaser for Seller Indemnified Losses pursuant to the Purchase Agreement will not exceed an amount of Five Hundred Thousand dollars ($500,000) and Purchaser will only be liable for indemnification pursuant to the Purchase Agreement if the aggregate Purchaser Indemnified Losses exceed Fifty Thousand Dollars ($50,000). Seller's indemnification obligation will not apply to any physical damage to, or condition of, the Real Property or Personal Property.

         Escrow Agreement

         Pursuant to the terms of the Purchase Agreement, at the Closing Purchaser and Seller will enter into an escrow agreement (the "Escrow Agreement") with LandAmerica Financial Group, Inc. as the escrow agent (the "Escrow Agent"). At the Closing Seller will deposit $500,000 (the "Escrow Funds") with the Escrow Agent and deliver the Escrow Agreement, such amount and any interest earned thereon will be held by the Escrow Agent to secure Seller's indemnification obligation pursuant to the Purchase Agreement. Immediately following the Closing Seller will assign all of its rights and obligations under the Escrow Agreement (including the right to receive the Escrow Funds, less the amount of any claims for Purchaser Indemnified Losses) to the Liquidating Trust and the Liquidating Trust will assume any obligations of the Seller under the Escrow Agreement.

         The Seller will have the right to receive the Escrow Funds (less the amount of any pending claims for indemnification for Purchaser Indemnified Losses and claims for indemnification for Purchaser Indemnified Losses previously paid to Purchaser), if any, from the Escrow Agent within ten (10) business days after the first anniversary of the Closing Date, or, if later, upon the final resolution of any claims for indemnification for Purchaser Indemnified Losses pending as of the first anniversary of the Closing Date.

         Establishment of the Liquidating Trust

         Prior to consummation of the Sale, the Fund will establish a liquidating trust which will be a statutory business trust organized under the laws of the State of Delaware (the "Liquidating Trust") to hold several contingent assets of the Fund including the right to receive any remaining Escrow Funds following the termination of the escrow on the one-year anniversary of the Closing Date. The Liquidating Trust also will assume the Fund's obligations and will be responsible for:

o satisfying any outstanding obligations and liabilities relating to the business of the Fund and the ownership, management, operation and maintenance of the Facilities prior to the Closing;

o   satisfying any other obligations of the Fund under the Purchase Agreement.

         Promptly after the establishment of the Liquidating Trust, the Fund will assign to the Liquidating Trust all of the Fund's interest in the contingent assets described below, including the right to receive the Escrow Funds, if any, and all of the Fund's rights, duties and obligations under the Escrow Agreement and the Purchase Agreement. Immediately prior to the Closing, the Fund will distribute to the Investors, effective upon the Closing and on a pro rata basis based upon each Investor's ownership of Units as of the time of such distribution, all of the beneficial interests in the Liquidating Trust.

         The Liquidating Trust will not engage in any ongoing trade or business and its activities will be specifically limited to conserving and protecting any assets transferred to it and paying or distributing such assets, including holding such assets for the benefit of the holders of beneficial interests in the Liquidating Trust, enforcing the rights of the beneficiaries to such assets, satisfying any obligations under the Purchase Agreement and Escrow Agreement, pursuing any claims and demands that have been transferred to it by the Fund, making liquidating distributions to the holders of beneficial interests in the Liquidating Trust and taking such other actions as may be necessary to conserve and protect the Liquidating Trust corpus and provide for the orderly liquidation thereof. The Administrative General Partner will administer the Liquidating Trust without profit together with a trustee who is licensed to act as a trustee under Delaware law. Beneficial interests in the Liquidating Trust will not be certificated but will be maintained in book-entry format by the Liquidating Trust. Beneficial interests in the Liquidating Trust will not have voting or dividend rights and will not bear a stated rate of interest. In addition, the beneficial interests in the Liquidating Trust will not be transferable, except by will, intestate succession or by operation of law.

         Prior to the Liquidation, the Fund will contribute an estimated amount of the gross proceeds of the Sale to the Liquidating Trust to enable the Liquidating Trust to satisfy its obligations, including those described above. Pursuant to the terms of the liquidating trust agreement, the Administrative General Partner, as the administrator of the Liquidating Trust, may only permit the Liquidating Trust to use such funds for these purposes. However, the Liquidating Trust may distribute such funds to the Investors once such obligations are satisfied. As soon as the Liquidating Trust has satisfied the obligations for which it is created, which is expected to occur approximately twelve months after the completion of the Transaction, it will be liquidated and all of its remaining assets will be distributed to the beneficiaries of the Liquidating Trust.

         Contingent Assets

         The contingent assets of the Fund to be transferred to the Liquidating Trust include the rights to:

o all claims or demands of any nature which have been or may be asserted by or on behalf of the Fund or the Seller and which arise out of events occurring prior to the Closing with respect to the material contracts of the Seller; and

o receive the Escrow Funds (less the amount of any pending claims for indemnification for Purchaser Indemnified Losses and claims for indemnification for Purchaser Indemnified Losses previously paid to Purchaser), if any, from the Escrow Agent within ten (10) business days after the first anniversary of the Closing Date, or, if later, upon the final resolution of any claims for indemnification for Purchaser Indemnified Losses pending as of the first anniversary of the Closing Date.

         The Administrative General Partner, as the administrator of the Liquidating Trust, will evaluate any claims that are assigned to the Liquidating Trust and determine if it would be in the best interests of the Investors, as the beneficiaries of the Liquidating Trust, to pursue such claims.

         Distributions by the Liquidating Trust

         The Administrative General Partner does not intend to cause the Liquidating Trust to make any distribution until all of the Liquidating Trust's obligations under the Purchase Agreement, the Escrow Agreement and any obligations and liabilities relating to the business of the Fund and the ownership, management, operation and maintenance of the Facilities prior to Closing are satisfied; provided, however, that interim distributions of cash may be made so long as such distributions may be made without detriment to the conservation and protection of the Liquidating Trust corpus. As soon as the Liquidating Trust has satisfied the obligations for which it is created, which is expected to occur approximately twelve months after the completion of the Sale, it will be liquidated and all of its remaining assets will be distributed to the holders of beneficial interests of the Liquidating Trust.


                             DESCRIPTION OF THE SALE

         The terms of the Partnership Agreement require the General Partners to conduct the affairs of the Fund in the best interests of the Fund, including the ownership and use all Fund assets for the benefit of the Fund. The exercise of such fiduciary duties obligates the General Partners to evaluate, from time to time, whether or not, in the reasonable judgment of the General Partners, it would be in the best interests of the Fund and its Investors to effectuate a sale or refinancing of all or a portion of the Fund Property. To satisfy their obligations under the Partnership Agreement and the investment objectives established at the formation of the Fund, the General Partners have regularly evaluated different strategies involving the sale of some or all of the Fund Property with a view towards maximizing the value of the Units of the Fund.

         In connection with such ongoing evaluations, the General Partners have, from time to time, received various indications of interest from potential purchaser of some or all of the Fund Property. In the third quarter of 2004 the Fund received a preliminary acquisition proposal from the Purchaser regarding the purchase of the Facilities. In response to such preliminary proposal, representatives of the General Partners participated in discussions and meetings with representatives of the Purchaser. The parties entered into a formal letter of intent pursuant to which they agreed to negotiate a definitive agreement for the sale of the Facilities by the Fund to the Purchaser for approximately $50,000,000. During the fourth quarter of 2004 and the first quarter of 2005 representatives of the General Partners and representatives of the Purchaser conducted numerous negotiations regarding such definitive agreement. During February 2005 representatives of the General Partners, including its legal advisors, presented the material terms and conditions of the Purchase Agreement and the contemplated Transaction to the General Partners, including the results of financial and valuation analysis of the Fund and the proposed Transaction. The General Partners discussed the information presented by its representatives and advisors, asked questions of those representatives and advisors and considered the terms of the Purchase Agreement and the fiduciary duties of the General Partners with respect to the proposed Transaction.

         After due consideration, the Board of Directors of the Administrative General Partner and the Board of Directors of the Development General Partner unanimously approved the Purchase Agreement and the related ancillary agreements, recommended that the Transaction be approved by the Investors and directed the Purchase Agreement and the Transaction be submitted to the

Investors for approval. On February 11, 2005, the Purchaser and Seller finalized and executed the Purchase Agreement. On February 16, 2005 the General Partners filed a Form 8-K with the SEC disclosing the entry into the Purchase Agreement.

         Upon consummation of the Sale and the payment of the Escrow Funds to the Escrow Agent, the Fund will receive gross aggregate consideration of approximately $48,400,000, as adjusted by the prorations described in the Purchase Agreement, including, but not limited to, proration of taxes, rents and security deposits. The net assets (including net proceeds of the Sale), after establishing the Liquidating Trust and funding the reserve for payment of expenses relating to the business of the Fund and the ownership, operation, management and maintenance of the Facilities prior to closing and payment of prorated expenses and the transaction expenses, will be distributed to the Partners and the Investors in accordance with Section 4.4 of the Partnership Agreement in proportion to their respective Capital Accounts. The General Partners presently estimate that the net cash proceeds from the Sale (after payment of the Escrow Funds to the Escrow Agent, taking into account the establishment of the Liquidating Trust and creation of a reserve for payment of unassumed liabilities and obligations relating to the business of the Fund and the ownership, management, operation and maintenance of the Facilities prior to the Closing, and the payment of transaction expenses and prorated expenses) will be approximately $31,000,000, or approximately $20.00 per Unit (depending on the actual amount of such reserve and expenses) prior to any reduction due to state or local tax withholding. There can, however, be no assurances that this will be the actual amount distributed to Investors because such reserves have not yet been established and the amount of expenses of consummating the Transaction is not final. To date, based on the first admission date, the Fund has distributed approximately $34.00 per Unit from operations, cash reserves and refinancing proceeds. Consequently the General Partners believe that, from inception of the investment to the closing of the Sale of the Facilities, an Investor who originally invested $25.00 per Unit should receive total cash distributions of approximately $54.00 per Unit.

         Background and Reasons for the Sale

         In connection with their evaluation of the Purchase Agreement and the Sale, the General Partners, among other things:

o Reviewed certain publicly available business and financial information relating to the Fund that they deemed to be relevant;

o Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities, capital requirements and prospects of the Fund;

o Conducted discussions with members of management of the Fund and the Operating Partnerships concerning the matters described above;

o Performed various valuation analyses that they deemed relevant, including review of certain comparable sales, and analysis of the secondary market transfer prices for the Units;

o Reviewed other financial studies and analyses and took into account other matters that they deemed necessary, including their assessment of general economic, market and monetary conditions and specific economic and market conditions affecting the domestic skilled nursing industry.

         In view of the variety of factors considered with their evaluation of the Sale and the Transaction, the General Partners did not quantify or otherwise assign relative weights to the various factors that it considered or determine that any factor was of particular importance in reaching its determination that the Sale is fair to and in the best interests of the Investors. Rather, the General Partners made their determination based on the totality of the information they considered.

Under the terms of the Purchase Agreement, the Purchaser will purchase the Real Property and the Personal Property for an aggregate purchase price of approximately $50,000,000, as further adjusted by the prorations described therein. The General Partners presently estimate that the net cash proceeds from the Sale (after payment of the Escrow Funds to the Escrow Agent, taking into account the establishment of the Liquidating Trust and creation of a reserve for payment of unassumed liabilities and obligations relating to the business of the Fund and the ownership, management, operation and maintenance of the Facilities prior to the Closing, and the payment of transaction expenses and prorated expenses) will be approximately $31,000,000, or approximately $20.00 per Unit (depending on the actual amount of such reserve and expenses) prior to any reduction due to state or local tax withholding. There can, however, be no assurances that this will be the actual amount distributed to Investors because such reserves have not yet been established and the amount of expenses of consummating the Transaction is not final. See "DESCRIPTION OF THE TERMS OF THE PURCHASE AGREEMENT-Closing and Conditions to Closing."

                                  THE AMENDMENT

         Currently Section 5.4 of the Partnership Agreement prohibits the General Partners from selling all, or substantially all, of the Fund Property without the consent of the Investors. Assuming Investor approval of the Sale, the Fund intends to sell the Real Property and Personal Property pursuant to the Purchase Agreement and proceed with the Liquidation. However, if the Sale were not consummated for any reason the General Partners believe the value that could be realized in a sale of the Fund Property would be substantially increased if the requirement to obtain Investor consent to any such sale were removed. In order to facilitate the future negotiation and sale of any remaining Facilities in the event, and solely to the extent, that Investors do not consent to the Sale or if the Sale is otherwise not consummated for any reason, the General Partners deem it advisable to amend the Partnership Agreement to allow them to sell the Fund Property without first obtaining Investor Consent.

         If consent of the Investors is obtained pursuant to this Solicitation Statement, the General Partners further reserve the right to amend the Partnership Agreement to the extent necessary to consummate the Sale, provided that substantially the same legal and economic effect to the Investors of the Sale is achieved. The Amendment will apply retroactively to any and all other actions of the Investors taken by written consent in lieu of a meeting. The Partnership

Agreement requires that Investors holding more than 50% of the outstanding Units consent to any amendment of the Partnership Agreement.


              LIQUIDATION OF PARTNERSHIP; DISTRIBUTION OF PROCEEDS

         The General Partners presently estimate that the net cash proceeds from the Sale (after payment of the Escrow Funds to the Escrow Agent, taking into account the establishment of the Liquidating Trust and creation of a reserve for payment of unassumed liabilities and obligations relating to the business of the Fund and the ownership, management, operation and maintenance of the Facilities prior to the Closing, and the payment of transaction expenses and prorated expenses) will be approximately $31,000,000, or approximately $20.00 per Unit (depending on the actual amount of such reserve and expenses) prior to any reduction due to state or local tax withholding. There can, however, be no assurances that this will be the actual amount distributed to Investors because such reserves have not yet been established and the amount of expenses of consummating the Transaction is not final.

         The Seller will transfer to the Purchaser, in connection with the Sale, upon the Closing, a prorated portion of rents, security deposits and other proratable items in accordance with the Purchase Agreement. To the extent any cash remains in the account of the Fund after the Sale creation of the Liquidating Trust and the establishment of a reserve for payment of obligations and liabilities relating to the business of the Fund and the ownership, management, operation and maintenance of the Facilities prior to the Closing, the transaction expenses and prorated expenses, the Fund intends to liquidate, dissolve and wind-up the Fund as soon as practicable after the Closing and to distribute net remaining cash proceeds to the Unitholder in accordance with the terms of the Fund Agreement. Section 4.4 of the Partnership Agreement provides that net remaining cash proceeds will be distributed in proportion to the capital accounts of the General Partners and the Investors after the allocations for profits and loss from the Sale as provided in Sections 4.1A and B of the Partnership Agreement. Section 4.4C of the Partnership Agreement provides that such distributions will be made by the end of the taxable year of liquidation of the Fund or, within 90 days of the date of liquidation, whichever is later.


                        GENERAL PARTNERS' RECOMMENDATION

         The Board of Directors of the Development General Partner and the Board of Directors of the Administrative General Partner have unanimously approved the Transaction, and directed that the Sale, Amendment and Liquidation be submitted to the Fund's Investors for consent with the recommendation that Investors consent to all aspects of the Transaction.

         After careful consideration, the General Partners have determined that the Purchase Agreement and the Sale are fair to and in the best interest of the Fund and the Investors. The General Partners recommend that Investors vote to "Consent" to approval of the Sale, Amendment and Ancillary Transaction.

         In making the determination that the Transaction is fair to and in the best interests of the Investors, and the decision to approve the Purchase Agreement and to recommend to the Investors that they vote their Units in favor of adoption of the Transaction, the General Partners identified and considered a number of factors which weighed in favor of the approval of the Transaction and the adoption of the Purchase Agreement, including the following:

o The General Partners' belief that the aggregate gross purchase price for the Fund's Facilities of $50,000,000, represents an attractive sales price for the Facilities.

o The terms and conditions of the Purchase Agreement, including the fact that the terms were determined through arm's length negotiations;

o Information with respect to the financial condition, results of operations, business and prospects of the Fund, particularly in light of the current economic and regulatory environments;

o The fact that the Sale will not occur without the consent of Investors holding at least a majority of the Units; and

o The fact that although there is no established trading market for the Units, the per Unit consideration as a result of the Transaction significantly exceeds the prices that have been paid in the limited secondary market during the past two years.

         The General Partners also considered the following factors in their deliberations concerning the Purchase Agreement:

o The fact that because Investors would receive only cash as a result of the Transaction, and not a continuing interest in any of the Facilities, Investors would not have the opportunity to participate in any future growth prospects with respect to the Facilities; and

o The fact that the Facilities are being offered for sale at a time when federal and state budgetary pressures with respect to government funded programs such as Medicaid and Medicare, which represent significant portions of the Facilities' revenues, create uncertainty regarding future funding levels;

o It is not possible to quantify the effect of potential legislative, regulatory or governmental initiatives on the Facilities. Accordingly, there can be assurance that the impact of these changes or any future healthcare legislation will not adversely affect the Facilities.

         After due consideration, the General Partners concluded that the benefits to the Investors of the Sale outweighed the negative factors.

         Valuation. The General Partners believe that the aggregate gross purchase price for the Facilities of approximately $50,000,000 represents an attractive sales price. Investors or potential buyers of skilled nursing facilities typically analyze an acquisition of a property based on its expected cash yield. The Purchase Price represents a multiple of seven times the Fund's 2004 net operating income and seven and one half times its expected 2005 net operating income. The General Partners believe that the values reflected in the Purchase Price for each of the

Facilities are available from the Purchaser because the skilled nursing investment market nationwide is favorable, as there is more demand or capital looking for those types of investments than there are skilled nursing facilities for sale. A sale at this time takes advantage of such pent-up demand.

         Property Age. The average age of the Facilities is 27 years. As such, operating results in recent years have begun to be adversely affected by the cost of capital expenditures required to maintain the Facilities. Over the next two years the General Partners estimate a minimum of three to four million dollars will be needed for sprinkler systems, roofs, parking lots, windows, generators, elevators and other mechanical equipment. Capital expenditure requirements in future years likely will adversely impact the Fund's ability to increase or maintain the level of distributions to Investors.

         FOR THE FOREGOING REASONS, THE GENERAL PARTNERS HAVE DETERMINED THAT THE SALE, AMENDMENT AND ANCILLARY TRANSACTIONS ARE IN THE BEST INTERESTS OF INVESTORS AND RECOMMEND THAT INVESTORS "CONSENT" TO THE SALE, AMENDMENT AND ANCILLARY TRANSACTIONS.


                              ACCOUNTING TREATMENT

         The Sale will be accounted for as a sale of assets. The Fund estimates that the Sale of the Facilities will result in a taxable gain of approximately $15,000,000 to the Fund or approximately $10.00 per Unit.


                     CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The following discussion is generally applicable to United States individuals and does not address all of the tax consequences that may be relevant to other classes of Investors, including corporations, foreign individuals and entities, and entities that are subject to special treatment under the Internal Revenue Code of 1986, as amended (the "Tax Code"), including, but not limited to, regulated investment companies, financial institutions, life insurance companies, and tax-exempt organizations. INVESTORS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE TAX CONSEQUENCES OF THE TRANSACTION IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

         Material Federal Income Tax Considerations of the Sale and Liquidation

         The Sale will be a taxable transaction to the Investors. Each of the seven Operating Partnerships will recognize gain or loss on the Sale equal to the difference between the amount realized by such Operating Partnership on the Sale (generally, the cash received plus any liabilities of the Operating Partnership assumed by the Purchaser) over its adjusted tax basis in the Facilities. Such gain or loss will be allocated to the Fund in the manner provided by the profit and loss allocation provisions of the Operating Partnership's partnership agreement and as required by Sections 704(b) and 704(c) of the Code and the Treasury Regulations thereunder. Gain on the Sale should generally be treated as capital gain or depreciation recapture income, unless the Facilities have been held primarily for sale to customers in the ordinary course of business (i.e., as "dealer" property). In addition, a portion of the gain on the Sale may be taxable as ordinary income to the extent the Investor's share of "unrealized receivables" is in excess of the Investor's share of the basis attributable to those assets. Any loss on the Sale should be deductible as an ordinary loss.

         Because the Facilities have been held for more than one year, any capital gain would generally be taxed to an individual Investor at a maximum rate of 15%. However, the Fund anticipates that most of such gain will be attributable to prior depreciation deductions that are not otherwise required to be taxed as ordinary depreciation recapture income and, thus, will be taxed at a maximum rate of 25%.

         The Fund's distributive share of each Operating Partnership's gain or loss on the Sale will be allocated to Investors in the manner provided by the profit and loss allocation provisions of the Partnership Agreement and as required by Sections 704(b) and 704(c) of the Code and the Treasury Regulations thereunder. Such gain or loss will correspondingly increase or decrease each Investor's tax basis in his interest in the Fund. Such basis will also be decreased by a constructive distribution of money equal to the reduction in the Investor's share of the liabilities (if any) of the Fund as a result of the Sale. Upon distribution of the proceeds of the Sale to the Investors, an Investor will recognize gain to the extent that the Investor's share of the proceeds (as determined under the Partnership Agreement) is greater than the Investor's tax basis in his interest in the Fund (as adjusted for the Investor's allocable share of gain or loss on the Sale). To the extent an Investor has any unused passive activity losses under Section 469 of the Code that are attributable to the Facilities (i.e., passive activity losses not previously deducted against passive activity or other taxable income of such Investor), such losses would be deductible in full as a result of the Sale if the Investor is deemed to have made a complete disposition of his interest in such passive activity. In addition, gain resulting from the Sale would be passive activity income for such an Investor, so that any unused passive activity losses would be available to offset such Investor's allocable share of such gain.

         Upon liquidation of the Operating Partnerships and the Fund, the Investor will recognize a gain to the extent that the basis of his interest in the Fund is less than the amounts distributed to him in liquidation (assuming such Investor is distributed only cash in such liquidation), and will recognize a loss to the extent the basis of his interest in the Fund exceeds the amounts distributed. Such gain or loss will be capital gain or loss, assuming the Investor held his interest as a capital asset. The applicable tax rate for such capital gain or loss will depend on the Investor's holding period in his or her interest, but generally will be taxed at a maximum rate of 15% if the Investor held his or her interest in the Fund for more than one year.

         Any gain recognized by an Investor may also be subject to state and local income taxes. Because the Facilities are located in North Carolina, Maryland, and New Jersey, an Investor will be subject to income tax in those states on the Investor's allocable share of the net income and gain from the Sale of the Facilities. The Fund generally will be required to withhold and pay over to these states a portion of the proceeds of the Sale otherwise payable to certain non-resident Investors in order to satisfy state withholding obligations imposed on the Fund. In general, the non-resident withholding tax rates range from 4.85% (Maryland) to 9% (New Jersey rate for non-individual investors). The rate for North Carolina depends on the amount of income and ranges from 6% to 8.25%.

         Material Federal Income Tax Considerations of the Receipt of Interests in the Liquidating Trust.

         The Fund has organized the Liquidating Trust in a manner that it believes will permit the Liquidating Trust to be classified as a "liquidating trust" under the Treasury Regulations and a grantor trust under the Tax Code. For federal income tax purposes, the transfer of assets by the Fund to the Liquidating Trust, followed by the issuance to the Investors of beneficial interests in the Liquidating Trust, will be treated as though the Fund had distributed the transferred assets (including the amount contributed to the Escrow) to the Investors on a pro rata basis and the Investors had then contributed such assets to the Liquidating Trust. The characterization of such deemed distribution will be determined in accordance with the rules described above in "Material Federal Income Tax Considerations of the Sale and Liquidation." An Investor will not recognize gain or loss on the deemed contribution of the assets to the Liquidating Trust.

         In general, an Investor will have an initial basis in the assets deemed distributed to him equal to the lesser of the Fund's basis, immediately prior to the distribution, in such assets deemed distributed to him or his basis in his Units immediately prior to the deemed distribution, increased to reflect any gain required to be recognized in connection with the deemed distribution. Upon the deemed contribution of the assets to the Liquidating Trust, the Liquidating Trust will have the same adjusted basis in its assets as the Investors had in those assets prior to the transfer to the Liquidating Trust.

         The Liquidating Trust generally will not be subject to tax. Instead, each Investor, as a beneficiary of the Liquidating Trust, will be required to report on his income tax return his pro rata share of the income, deductions and credits of the Liquidating Trust (including for purposes of the alternative minimum tax) regardless of whether the Liquidating Trust makes any distributions to the Investor. In addition, an Investor may be subject to state or local tax in jurisdictions where an Investor resides and in each state or local jurisdiction in which the Liquidating Trust has assets. Distributions by the Liquidating Trust to an Investor, whether made currently or in connection with the dissolution of the Liquidating Trust, will not be taxable to such Investor for federal income tax purposes.

         Any loss recognized by an Investor as a result of the Investor's beneficial interest in the Liquidating Trust will generally be treated as a capital loss. An individual may deduct capital losses not offset by capital gains against his ordinary income only up to a maximum annual amount of $3,000. Because the Liquidating Trust will not conduct any business, it does not appear that losses incurred as a result of the Investor's beneficial interest in the Liquidating Trust would be subject to limitation under the "passive loss" or "at risk" rules. However, each Investor should consult with his tax advisor regarding the application of the at risk and passive loss rules (including whether and to what extent the ownership of beneficial interests in the Liquidating Trust constitutes a passive activity) in light of his particular tax situation.

                             SELECTED FINANCIAL DATA

         Revenues and net earnings (loss) information for the Fund furnished below is for the years ended December 31:

                                                                   Years Ended December 31,

                                                    2003           2002           2001           2000           1999
                                           --------------------------------------------------------------------------
                                                       (Dollars in thousands - except per Unit amounts)

Statement of Earnings Data
Net revenue                                      $63,849        $61,920        $59,933        $55,764        $51,278
Net earnings                                       2,326          2,384          2,191          2,282          2,865

Net earnings per assignee Unit-basic             $  1.50        $  1.53        $  1.41        $  1.47        $  1.84

Operating Data
Payor mix (as a percent of revenue):
     Medicaid and Medicare                           85%            84%            83%            80%            84%
     Private                                         15%            16%            17%            20%            16%

Occupancy percentage                               88.2%          89.9%          90.0%          86.2%          87.9%

Patient Days Available                           403,000        403,000        406,000        430,000        429,000

Balance Sheet Data
Total assets                                     $45,323        $45,839        $48,777        $49,398        $48,646
Property and equipment, net of
     accumulated depreciation                     31,207         31,231         31,927         32,934         33,346
Debt, including loan payable to
     Development General Partner                  23,786         24,169         24,588         24,964         23,742
Partners' capital                                 15,450         15,311         16,233         17,348         18,372

Revenues and net earnings (loss) information for the Fund furnished below is for the interim period ended September 31, 2004:
                                             9 months ended
                                           September 30, 2004
                                           ------------------
Net revenue                                      $48,722
Net earnings                                       1,995

Net earnings per assignee Unit-basic             $  1.28

Operating Data
Payor mix (as a percent of revenue):
     Medicaid and Medicare                           85%
     Private                                         15%

Occupancy percentage                              85.60%

Patient Days Available                           300,027

Balance Sheet Data
Total assets                                     $44,372
Property and equipment, net of
     accumulated depreciation                     30,344
Debt, including loan payable to
     Development General Partner                  23,437
Partners' capital                                 15,695

         The above selected financial data should be read in conjunction with the Fund's financial statements and accompanying notes in the Fund's Form 10-K and the Fund's Form 10-Q incorporated by reference in this Solicitation Statement.

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

         Outstanding Voting Securities; Record Date

         As of the Record Date, there were 1,540,040 Units outstanding, which represent all of the voting securities of the Fund. Each Unit is entitled to one vote. Only Investors of record as of the Record Date will be entitled to notice of and to execute and deliver a Consent Form.

         Security Ownership of Certain Beneficial Owners and Management

         The following table sets forth, as of the Record Date, the beneficial ownership of Units of the Fund by persons or entities beneficially owning more than 5% of the Units, the individual directors and officers of the Administrative General Partner, the individual directors and officers of the Development General Partner and all of the directors and officers of each of the Administrative General Partner and the Development General Partner as a group.

                     Name                        Title of Class        Amount of Units      Percent of
                                                                      Beneficially Owned      Class
Brown Healthcare Holding Co., Inc.          Units of Limited                  40              .0026%
300 East Lombard Street                     Partnership Interests
Suite 1200
Baltimore, Maryland 21202

Meridian Healthcare Investments, Inc.       General Partner                  N/A                50%
515 Fairmount Avenue                        Interest
Towson, Maryland 21286

Brown Healthcare, Inc.                      General Partner                  N/A                50%
300 East Lombard Street                     Interest
Suite 1200
Baltimore, Maryland 21202

Directors and Officers of
Administrative General Partner as
a Group*

Directors and Officers of
Development General Partner as
a Group*
         * - Less than 1%

                         MARKET FOR UNITS; DISTRIBUTIONS

         There is no established public trading market for the Units.

         The Fund declared quarterly cash distributions to Investors for 1999 through the fourth quarter of 2004 as set forth in the following table:

Quarter         2004         2003           2002          2001         2000          1999
-------         ----         ----           ----          ----         ----          ----
1st           0.3750       0.3750         0.5313        0.5313       0.5313        0.5313
2nd           0.3750       0.3750         0.5313        0.5313       0.5313        0.5313
3rd           0.3750       0.3750         0.5313        0.5313       0.5313        0.5313
4th           0.3750       0.3750         0.2813        0.5313       0.5313        0.5313
Totals        1.5000       1.5000         1.8750        2.1251       2.1251        2.1250


                       RECOMMENDATION OF GENERAL PARTNERS

         The General Partners believe that the Sale, Amendment and Liquidation are in the best interests of the Investors and strongly recommend that the Investors "CONSENT" to the Sale, Amendment and Liquidation.

         PLEASE SIGN AND RETURN THE ENCLOSED CONSENT FORM INDICATING YOUR CONSENT TO THE SALE, AMENDMENT AND ANCILLARY TRANSACTIONS.


                                  OTHER MATTERS

         There are no matters other than as set forth in this Statement for which Consent Forms are being solicited.


                           INCORPORATION BY REFERENCE

         The following documents, which have been previously filed by the Fund with the Securities and Exchange Commission, are hereby incorporated herein by reference:

         (1) The Fund's Form 10-K for the fiscal year ended December 31, 2003;

         (2) The Fund's Form 10-Q for the interim period ended September 30, 2004; and

         (3) All other reports filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since the end of the fiscal year covered by the Annual Report referred to in (1) above.

         Pursuant to the regulations of the Securities and Exchange Commission, the Fund will provide to each Investor of record on the Record Date, without charge and upon written or oral request of such person, copies of all reports (excluding exhibits) filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since the end of the fiscal year covered by the Annual Report in (1) above.

         A copy of the Fund's Form 10-K for the fiscal year ended December 31, 2003 and the Fund's Form 10-Q for the interim period ended September 30, 2004, are being sent to Investors concurrently with this Solicitation Statement.

Meridian Healthcare Growth and Income Fund Limited Partnership

By:  Brown Healthcare, Inc.           By:  Meridian Healthcare Investments, Inc.
Administrative General Partner        Development General Partner

By:                                   By:

                   MERIDIAN HEALTHCARE GROWTH AND INCOME FUND
                               LIMITED PARTNERSHIP


                                  CONSENT FORM

         The undersigned, a holder of the number of assignee units of ownership interests ("Units") in Meridian Healthcare Growth and Income Fund Limited Partnership (the "Fund") listed below, with respect to all of such Units, does hereby

     1. The sale of all of the rights in the real property on which each of the Facilities owned and operated by the Operating Partnerships of the Fund are located and all of the interests in or rights to use, if any, certain personal property located at the Facilities and/or used primarily in connection with the operation of the Facilities, pursuant to the Asset Purchase Agreement dated as of February 11, 2005 by and among FC Properties VI, LLC, a Delaware limited liability company and Plainfield Meridian Limited Partnership, Caton Manor Meridian Limited Partnership, Frederick Meridian Limited Partnership, Hamilton Meridian Limited Partnership, Randallstown Meridian Limited Partnership,
Mooresville Meridian Limited Partnership, and Spencer Meridian Limited Partnership each Maryland limited partnerships and subsidiaries of the Fund (each an "Operating Partnership" and, collectively, the "Seller") (the "Sale") and the grant to the General Partners, or any one of them, through their officers, employees, and agents, of the authority to negotiate, execute, and deliver all documents, agreements, instruments, and certificates, and pay all fees, expenses and disbursements (including, but not limited to, real estate broker commissions), and take any and all other actions as they or any one of them may deem necessary or advisable in connection with or relating to the Sale.

    |_| CONSENT           |_| DOES NOT CONSENT                    |_| ABSTAINS


     2. To the Amendment to the Agreement of Limited Partnership of the Fund, dated as of December 8, 1987 (as amended, supplemented or otherwise modified from time to time) (the "Partnership Agreement") to permit the General Partners to sell all of substantially all of the assets of the Fund without first obtaining Investor consent(the "Amendment").

    |_| CONSENT           |_| DOES NOT CONSENT                    |_| ABSTAINS


     3. To the  liquidation,  dissolution and winding-up of the Fund pursuant to
Article 8 of the Partnership Agreement following the consummation of the Sale (the "Liquidation").

    |_| CONSENT           |_| DOES NOT CONSENT                    |_| ABSTAINS


         The Units represented by this Consent will be deemed to have been voted in accordance with the election specified by the holder named below. IF NO ELECTION IS SPECIFIED, ANY OTHERWISE PROPERLY COMPLETED AND SIGNED CONSENT FORM WILL BE DEEMED TO BE A CONSENT TO EACH OF THE SALE, THE AMENDMENT AND THE ANCILLARY TRANSACTIONS, AS APPLICABLE. BY EXECUTION HEREOF, THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE CONSENT SOLICITATION STATEMENT.

     THIS CONSENT IS SOLICITED BY THE GENERAL PARTNERS ON BEHALF OF THE FUND.

         The Fund reserves the right to waive any conditions to, or modify the terms of, the Solicitation (as defined in the Solicitation Statement). Capitalized terms not defined in this Consent Form will have the meanings ascribed to them in the Consent Solicitation Statement.

         THE GENERAL PARTNERS RESERVE THE RIGHT TO CONTINUE TO NEGOTIATE THE TERMS OF THE SALE AND TO ABANDON THE SALE IF THE PARTIES DO NOT FINALIZE MUTUALLY AGREEABLE TERMS, OR ANY CONDITIONS TO CONSUMMATION OF THE SALE DO NOT OCCUR, EXPIRE OR TERMINATE.

         A Consent Form given, if effective, will be binding upon the holder of the Units who gives such Consent Form and upon any subsequent transferees of such Units, subject only to revocation by the delivery of a written notice of revocation by the Investor, executed and filed in the manner and within the time period described in the Consent Solicitation Statement.

         IN ORDER TO COUNT, THIS CONSENT FORM MUST BE RECEIVED BY THE FUND PRIOR TO 5:00 P.M., EASTERN STANDARD TIME, ON APRIL 22, 2005, UNLESS EXTENDED BY THE GENERAL PARTNERS IN THEIR SOLE DISCRETION.

         This fully completed and executed Consent Form should be sent by mail in the self-addressed, postage-paid envelope enclosed for that purpose, or by overnight courier, or by facsimile, to the Fund, as follows:


If delivered by mail or by courier, to:        If delivered by facsimile, to:
Brown Healthcare, Inc.                         Brown Healthcare, Inc.
Attn: Robert Huether                           Attn: Robert Huether
300 East Lombard Street, Suite 1200            Facsimile Number:  (410) 625-2694
Baltimore, Maryland 21202                      Telephone Number:  (410) 727-4083

           THIS CONSENT FORM CONTINUES AND MUST BE SIGNED ON THE NEXT
                                      PAGE

               MERIDIAN HEALTHCARE GROWTH AND INCOME FUND LIMITED
                                   PARTNERSHIP

         Please sign your name(s) below in the same manner as the name(s) in which ownership of the Units is registered. When Units are held by two or more joint holders, all such holders must sign. When signing as attorney-in-fact, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by an authorized partner. If a limited liability company, please sign in the limited liability company name by the members or the duly authorized manager.

Units Owned:  ______________

Date: ____________________, 2005



Signature:  __________________________________

            Name:  _________________________
                           (Please Print)

Street Address:  _______________________________




Signature if held jointly:  ________________________________

            Name:  _________________________
                          (Please Print)

Street Address:  _______________________________






IF YOU HAVE ANY QUESTIONS REGARDING THE PROPER NAME OF THE OWNER, THE NUMBER OF UNITS OR METHOD OF EXECUTION, PLEASE CONTACT ROBERT HUETHER OR YOLANDA HARRIS AT
(410) 727-4083.